Exhibit 10.1

JOINT VENTURE AGREEMENT

JOINT VENTURE AGREEMENT, dated as of September 21, 2018 (this “Agreement’), is by and between Nexalin Technology, Inc., a Nevada corporation (“Nexalin”), and [Wider come Limited], a company formed under the laws of [Hong Kong] (‘Wider’’,and together with Nexalin, collectively, the “parties” and each, a “party”).

RECITALS:

WHEREAS, the parties desire to establish a 50/50 joint venture for the purposes of conducting clinical trials of Nexalin’s proprietary medical devices and ultimately managing the commercialization and distribution of the Nexalin products in the Territories (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

[Signature page to Joint Venture Agreement]

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1. Certain Definitions:For purposes of this Agreement, the following terms shall have the following meanings:

“A&D” has the meaning set forth in Section 2.1.

“A&D” means, Alzheimer’s disease, also referred to simply as Alzheimer’s, is a chronic neurodegenerative disease that usually starts slowly and worsens over time

“A&D Distribution Agreement” means, collectively, one or more distribution agreements to be entered into between the JV and other appointed distributors at such time that the distributor obtains all necessary Permits in any of the applicable Territories, pursuant to which Nexalin will provide the Nexalin Products for the treatment of A&D to the JV for sale and distribution in any such applicable Territories.

“A&D Clinical Trials” means the clinical trials of Nexalin Products for the treatment of A&D in the Territory to be sponsored by the JV. Now, the A&D clinical trials experimenting in China have been authorized by Nexalin and funded by Wider, and the final results of the experiments will be the capital contribution of Wider to the JV.

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“AD&I” has the meaning set forth in Section 2.1.

“AD&I” means, Anxiety, Depression and Insomnia

“AD&I Distribution Agreement” means, collectively, one or more distribution agreements to be entered into between the JV and Nexalin at such time that the JV obtains all necessary Permits in any of the applicable Territories, pursuant to which Nexalin will provide the Nexalin Products for the treatment of AD&I to the JV for sale and distribution in any such applicable Territories.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, for purposes of this Agreement, (a) any Person which owns directly or indirectly 15% or more of the Equity Interests having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, and (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled’ have meanings correlative thereto.

“Distributions Agreements” means, collectively, each A&D Distribution Agreement and each AD&I Distribution Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership, limited liability company or other similar membership, or profit interests in) such Person.

“Formation Date” means the effective date of the Shareholders’ Agreement.

“Governmental Authority” means the government of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“JV” has the meaning set forth in Section 2.1.

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“JV Documents” means, collectively, this Agreement, the Organizational Documents of the JV, the Distribution Agreements, the Services Agreements and any agreed executed and delivered by the JV and/or the Shareholders in connection with any of the foregoing or this Agreement.

“Nexalin Products” means Nexalin’s existing transcranial alternating current stimulation devises and related disposables for the treatment of AD&I and/or A&D.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

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“Permit’ means, collectively, all licenses, leases, powers, permits, franchises, certificates, authorizations, approvals and clearances issued by a Governmental Authority.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Restrictive Period” means the last day of the calendar year in which the 2nd anniversary of the Formation Date occurs.

“Shareholders” shall mean each of Nexalin and WIDER and/or any of their respective Affiliates designated by them to be the owner of record of the Equity Interests of the JV.

“Shareholders’ Agreement” has the meaning set forth in Section 3.3.

“Territories” means, collectively, (i) with respect to AD&I, China, Hong Kong, Taiwan and Macau and such other countries and territories agreed by the parties at any time, and (ii) with respect to A&D, the world. The term “Territory” means each geographical area or nation designated as a distinct territory in the applicable Distribution Agreement and, in the context of Permits, the geographical area for which a Governmental Authority has jurisdiction over any such Permits.

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ARTICLE 2

JOINT VENTURE

Section 2.1. Scope. Nexalin will provides a global exclusive technology license for A&D treatment in exchange for WIDER designing and funding a world-class study in China that is approved by Nexalin. Such study shall take place at a major university and/or hospital in China and meet international peer review standards. Nexalin will also provide the JV with a license for exclusive distribution of its technology for the treatment AD&I in the Territory.

Section 2.2. Formation of Joint Venture. Nexalin and WIDER shall form a Hong Kong company (the “JV”) the purpose of which will be the marketing, sale and distribution of Nexalin’s proprietary medical devises for the treatment of (i)Anxiety, Depression and Insomnia (“AD&I” and (ii) Alzheimer’s and Dementia (“A&D” in the applicable Territories.Nexalin and WIDER will be the only Shareholders of the JV, with each party owning fifty percent (50%) of the JV’s Equity Interests.

Section 2.3. Funding of the JV. No later than December 21, 2018, WIDER will establish a capital plan for the JV (the “Initial Operating Budget’), which will set out the JV’s anticipated capital needs for A&D Clinical Trials in China. After the completion of the

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A&D clinical trials, Nexalin and WIDER will be responsible for contributing capital to the JV to fund operating budget. JV will establish an operating budget. After the A&D study is completed, statistical analysis is completed and is in the form of acceptance for publication and regulatory approval, then all future expenses will be paid by the shareholders of both parties in proportion to the shares of the JV. After the initial funding for clinical trial for A&D in China by WIDER, WIDER and Nexalin will oversee third party fundraising efforts for JV operations as necessary. All the parties will work together to support JV’s financing activities to the greatest extent possible.

A&D Clinical Trials & Permits.

(a)         Authorized by Nexalin, WIDER agrees to fund and execute the A&D Clinical Trials in China; it being understood and agreed that the JV will be the clinical trial sponsor of record. JV shall be responsible for the prosecution of any and all necessary Permits for the marketing, sale and distribution of Nexalin Products in the applicable Territories; provided, however, that Nexalin shall reasonably cooperate with any and all such efforts including, without limitation, (i) the granting the JV a license to exploit the Nexalin Products in connection with the prosecution of any Permits, (ii) timely responding to document and/or information requests which would include documents from internal document control system.

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(b)         The protocol of the A&D Clinical Trials must be approved by Nexalin and WIDER, the final result should be related to the global business promotion of Nexalin products. The amount of patients enrolled must consider the drop off rate that will ensue given nature of the patient pool. The amount of sessions and timing of those sessions must be strictly adhered to in order to maximize success for the enrolled group. Time of completion of the study, statistical analysis and submission for publication will be the responsibility of WIDER. Financial and management of the study in China by WIDER are principal inducements for Nexalin entering the JV. A double or triple blind study that includes EEG and PET-MRI will be preferred.

(c)         Based on any invention patents obtained by A&D clinical trials, the JV has the right to register, authorize, produce, sell the intellectual property worldwide that pertains to products established by JV and covered in this contract.

(d)         Nexalin will have a cost-free license from JV to utilize patents created and owned by JV for the products and treatment indications not covered in this contract.

ARTICLE 3

OTHER AGREEMENTS

Section 3.1. Distribution Agreements.

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(a)         Under each Distribution Agreement, Nexalin will grant the JV a license to exploit the Nexalin Products solely in connection with the marketing, sale and distribution of the Nexalin Products in the applicable Territories. Nexalin further agrees that it will charge the JV US$5200.00 per unit FOB factory for existing Nexalin’s products (to be adjusted annually with CPl).Electrodes will be charged at cost plus 20% per unit.

(b)         Each AD&I Distribution Agreement will provide that the JV would be the sole and exclusive distributor of Nexalin Products for AD&I in the applicable Territory covered thereby; provided, however, that if the JV fails to meet certain minimum sales thresholds in any applicable Territory following the eighteen (18) month anniversary when obtaining Registration License of Nexalin Products from CFDA, the JV would no longer retain such exclusivity in respect of such Territory and Nexalin (through the JV) would be permitted to develop and exploit new distributions partnerships (on an exclusive or non-exclusive basis) with third parties in any such Territory; it being understood and agreed that the AD&I Distribution Agreement will not have any minimum sales thresholds during the first eighteen months of the term thereof.

Section 3.2. Service Agreements. The Board, as part of the development of the initial Annual Plan (defined below), will determine the personnel other resources required

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by the JV including, but limited to, distributor services, clinical trial services, finance services (accounting, cash collections etc.) and IT services. Such resources may be provided to the JV by the Shareholders under the one or more services agreements to be entered into by the JV and such Shareholder (“Services Agreements”) or acquired directly by the JV, with cost implications as follows:

(a)         Costs for resources directly engaged by the JV will be borne directly by the JV;

(b)         Costs for discrete resources seconded from a Shareholder to the JV (e.g., an Nexalin brand manager seconded to the JV) will be recharged from the Shareholder to the JV under the Services Agreement with such Shareholder; and

(c)         Costs of the Shareholders managing their interest in the JV (e.g., attending board meetings) will be borne by the Shareholders and not recharged.

Section 3.3. Organizational Documents. No later than December 21, 2018, the parties shall cause all necessary Organizational Documents to be executed and delivered by the Shareholders including, without limitation, a shareholders’ or similar agreement (the “Shareholders’ Agreement”) setting forth various matters relating to the operation and governance of the JV, in all cases, consistent with terms set forth in this Agreement.

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Section 3.4. Restrictive Covenants.

(a)         Except as otherwise provided in this Agreement or any of the other JV Documents, Nexalin may not sell the Nexalin Products in the Territory other than through the JV and JV may not sell the Nexalin Products outside of the Territory.

(b)         WIDER, either directly or indirectly through any WIDER Affiliate, may not distribute, market or sell any other line of neurostimulators for the treatment of AD&I and/or A&D.

Section 3.5. A&D Device. Nexalin shall have the first right to design, produce and manufacture the device for the treatment of A&D (the “A&D Device”); provided, however, that if Nexalin chooses not to exercise any such rights, it shall assign such rights to the JV. Notwithstanding the foregoing, if any new patented inventions for the treatment of A&D are developed in connection with any A&D Device, the JV shall be the record owner of any such invention described in such patent.

ARTICLE 4

GOVERNANCE

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Section 4.1. Board of Directors.

(a)         The JV will be managed by a Board of Directors (the “Board”) consisting of five (5) members. Each of Nexalin and WIDER will have the right to nominate and appoint two (2) representatives to the Board and the fifth director shall be mutually agreed upon by the Shareholders.

(b)         The Board will meet in person or via video conference at least four (4) times per year; provided that the Board may meet less frequently until such time that the A&D Clinical Trials have been completed and the JV obtains all necessary Permits for the marketing, sale and distribution of Nexalin Products in one or more Territories. A quorum for Board meetings will require a majority of the directors then in office, which must include at least one (1) representative of Nexalin and WIDER. Unless otherwise provided herein, the affirmative vote of a majority of the Board (i.e., three (3) of the five (5) directors) will be required for all decisions, subject to Reserved Matters described below. The Board may also act by written consent, approved by a majority of the directors.

(c)         The Board will be responsible for setting and monitoring achievement of the strategic objectives of the JV and,at such time that the JV obtains all necessary Permits for the marketing, sale and distribution of Nexalin Products in any of the Territories, will delegate implementation of those objectives to a general manager.

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Section 4.2. General Manager. At such time that the JV obtains all necessary Permits for the marketing, sale and distribution of Nexalin Products in any of the Territories, the Board will appoint a general manager of the JV who will have responsibility for the operations of the JV, selection of the JV’s management team, execution of the strategic/business plan and who will have authority for all matters which are not specifically reserved for the Board.

Section 4.3. Reserved Matters - Nexalin and WIDER Approval. Certain matters (“Reserved Matters”) will require the approval of Nexalin and WIDER in their respective capacities as Shareholders of the JV. Reserved Matters will include the following:

(a)         A&D Clinical Trial protocols.

(b)         any merger, consolidation, conversion or reorganization of the JV or adoption of any plan or agreement to do any of the foregoing;

(c)         any voluntary filing for bankruptcy or receivership;

(d)         the creation of any subsidiary of the JV;

(e)         any sale, lease, transfer, pledge or other disposition of all or substantially all of the properties or assets of the JV, other than sales, leases, transfers, pledges or other dispositions of assets in the ordinary course of business;

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(f)         any sale, lease, transfer or license relating to any intellectual property licensed from Nexalin, except in the ordinary course of business and as contemplated under this Agreement;

(g)         the lending of money by the JV to, or the guarantee by the JV of any obligation of, any Person or the granting of any lien upon the JV’s assets;

(h)         any material amendment to the Shareholders’ Agreement of the JV or any Distribution Agreement with Nexalin to the extent such amendment negatively and disproportionately affects any party’s economic interests or governance rights,

(i)         any transaction with any Affiliate of WIDER or Nexalin that is on terms less favorable than an arm’s length transaction;

(j)         any investment in any joint venture or similar arrangement with, or equity issued by, a third party;

(k)         any issuance of equity securities (or securities convertible into or exchangeable for equity securities); and

(l)         such other matters as may be mutually agreed upon by the Shareholders in the Shareholders’ Agreement.

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Section 4.4. Annual Planning. Following the completion of the A&D Clinical Trials and/or successful prosecution of necessary Permits for the marketing, sale and distribution of Nexalin Products in the applicable Territories, the JV shall prepare, in consultation with the shareholders, an annual plan(an “Annual Plan”) for marketing and distribution of the Nexalin Products in any such Territory.

ARTICLE 5

DISTRIBUTIONS

Section 5.1. Distribution of Cash from Operations. The Board will have the authority to determine the timing and amount of any distributions of cash from operations to be made to the Shareholders. Subject to there being available cash and reasonable required reserves, available cash from operations will be distributed to the Shareholders on a [quarterly] basis and in accordance with their respective ownership percentages.

Section 5.2. Distributions upon Termination and Liquidation. Upon any termination of the JV as described in the Section 7.1 below, the Board will first distribute all intangible assets to the Shareholders who initially contributed such assets and thereafter liquidate the tangible assets of the JV and apply and distribute the proceeds of such liquidation as follows:

(a)         First, to the payment of the debts and liabilities of the JV, including debts owed to any Shareholder;

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(b)         Second, to the setting up of such reserves as the Board may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the JV; and

(c)         Thereafter, to the Shareholders in accordance with their respective ownership percentages.

ARTICLE 6

TRANSFERABILITY

Section 6.1. General Restriction on Transferability. No Shareholder will be allowed to transfer its ownership interest in the JV without the prior written consent of the other Shareholder; provided, that no such consent will be required for (x) any transfers to any affiliate of any Shareholder (a “Permitted Transfer”) or (y) as part of any divestiture required by any court or other regulatory authority (a “Required Divestiture”) Notwithstanding anything herein to the contrary, in no event would Nexalin, WIDER or the JV be obligated to partner with a proposed transferee who is wholly or partially owned, directly or indirectly, by a competitor of Nexalin or who does not pass Nexalin’s background and anti-bribery and foreign corrupt practices act checks.

Section 6.2. Sale by a Shareholder of Equity Interests in the JV.

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(a)         In the event of a proposed sale of its Equity Interests in the JV by either Shareholder (the “Selling Shareholder”) as part of a Required Divestiture (which shall not include any Permitted Transfer), the Selling Shareholder must offer to sell its Equity lnterests in the JV (an “Offer to Sell”) the other Shareholder (the “Remaining Shareholder”) for a price equal to the fair market value of such interest (“FMV”), as determined by a mutually approved third-party appraiser or valuation firm.

(b)         If WIDER is the Remaining Shareholder, then Nexalin must continue to provide the Nexalin Products under the Distributions Agreements for up to 7 years.

(c)         If Nexalin is the Remaining Shareholder, then WIDER must continue to provide the services under the Services Agreement for up to 7 years (excluding clinical trials).

(d)         Any third party purchaser of the Selling Shareholder’s interest will be bound by all of the terms of the Shareholders’ Agreement in lieu of such Selling Shareholder.

ARTICLE 7

TERMINATION; EVENTS OF DEFAULT

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Section 7.1. Termination of JV. The JV may be terminated as follows:

(a)         after the Restrictive Period by Nexalin [if certain performance metrics are not met]; provided that any termination pursuant to this section will only be effective upon no less than 2 years with advance written notice to WIDER;

(b)         by the mutual written agreement of the Shareholders;

(c)         by WIDER upon one year’s advance notice to Nexalin; or

(d)         upon the entry of a decree of judicial dissolution or as otherwise required under applicable law.

a)	Extension Periods. If neither Shareholder timely provides a termination notice, the JV shall automatically renew for an additional 2 years period beginning at the end of the Restrictive Period (the “Extension Period”) Extension Periods shall continue every five (5) years until one Shareholder provides a termination notice.
b)	Events of Default. The following events (and such other events as may be mutually agreed upon by the Shareholders under any other JV Documents) will constitute an “Event of Default”:

( a )	a breach by a Shareholder of any material provision of the Shareholders’ Agreement, any Distributions Agreement or any

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Services Agreement;

( b )	any act or omission by a Shareholder that constitutes fraud, willful misconduct or gross negligence related to the operation of the JV or the willful misapplication or misappropriation of the JV’s funds;

(c)	the bankruptcy of a Shareholder;

( d )	a Shareholder becoming convicted of a criminal indictment which has had or would reasonably be expected to have, directly or indirectly, a material adverse effect on the business, condition or results of operations of such Shareholder.

Section 7.4 Rights upon Event of Default. Upon the occurrence of an Event of Default with respect to a Shareholder (a “Defaulting Shareholder”), the other Shareholder (the “Non-Defaulting Shareholder”) will have the right to purchase or require that the JV purchase the ownership interest of the Defaulting Shareholder at a [to be determined] discount to FMV.

ARTICLE 8

CONFIDENTIAL INFORMATION

Section 8.1 Definition. By virtue of this Agreement and the other JV Documents, each party may have access to information that is confidential to the other party or to the

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JV (“Confidential Information”). Confidential Information shall include the intellectual property of a party and its technical information, client lists, business plans, organization policies, software, in both source code and object code forms, concepts, design architectures, specifications, processes, techniques, algorithms, know-how, source materials, training materials, maintenance information and materials, and other information that is labeled or otherwise designated as confidential or that by its nature would reasonably be expected to be kept confidential.

Section 8.2 Nondisclosure. The parties agree, both during the term of the JV and thereafter, to hold each other’s (and the JV’s) Confidential Information in strict confidence. The parties agree not to make each other’s Confidential Information available in any form to any third party or to use each other’s Confidential Information for any purpose other than the implementation of this Agreement and/or in connection with such party’s performance of its obligations and/or enjoyment of its rights under this Agreement. Each party agrees to use the same degree of care that it uses to protect its own confidential information of a similar nature and value, but in no event less than a reasonable standard of care, to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the provisions of this Agreement. The parties represent that each has, with each of its employees who may have access to any Confidential Information, an appropriate agreement sufficient to enable it to comply with all of the terms of this Section.

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ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1 Amendments. The Agreement may only be amended or waived by an instrument in writing signed by the party to be charged.

Section 9.2 Governing Law. This Agreement, The Distribution Agreements and all other Organizational Documents of the JV shall be governed by, and construed in accordance with, the internal laws of Hong Kong without regard to conflicts of laws principles. Disputes among the parties with respect to the JV will be subject to the exclusive jurisdiction of Hong Kong courts.

Section 9.3 Statement. All the Parties hereby declare that no one shall violate any prohibitive provisions of local law in different regions where this Agreement is performed. If the provisions of this Agreement conflict with the laws of that region, the Parties shall promptly amend or repeal the provisions in conflict.

Section 9.4 Notices. All written communications hereunder shall in writing and shall be mailed, emailed or delivered to the respective addresses specified on the signature pages hereto, or as to each party, to such other address as shall be designated by such party in a written notice to the other party. Written communications shall be effective upon receipt unless such communication is mailed in which case it shall be effective three Business Days after deposit in first class mail.

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Section 9.5 Costs and Expenses. All costs and expenses (including legal expenses) incurred by either party in connection with the formation of the JV and/or the negotiation of this Agreement or any of the other JV Documents will be borne by such party.

Section 9.6 Rights of Access. Each Shareholder will have the right to reasonably inspect the books and records of the JV.

Section 9.7 JV Documents. All JV Documents shall be drafted in both English and Chinese. The controlling language of this document is English.

Section 9.8 Severability of Provisions. If one or more of the provisions of this Agreement shall be for any reason whatever held invalid, such provisions shall be deemed severable from the remaining covenants and provisions of this Agreement, and shall in no way affect the validity or enforceability of such remaining provisions, the rights of any parties hereto. To the extent permitted by law, the parties hereto waive any provision of law which renders any provision of this Agreement prohibited or unenforceable in any respect.

Section 9.9 Binding Effect. All provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

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Section 9.10 Assignment. Neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) WIDER may assign this Agreement in whole to an Affiliate of WIDER or to a successor of WIDER in the event of a sale of its business, a merger, an acquisition or another change in control of WIDER, provided that WIDER shall not assign this Agreement without the prior written consent of Nexalin to any entity that, in Nexalin’s reasonable judgment, is not financially or otherwise capable of performing WIDER’ obligations hereunder. and (ii) Based on reciprocity principle , after obtain the written consent of WIDER, Nexalin may assign this Agreement in whole to an Affiliate of Nexalin or to a successor of Nexalin in the event of a sale of its business, a merger, an acquisition or another change in control of Nexalin. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

Section 9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Each of the parties hereto respectively agrees that faxed or electronically transmitted copies of the signature pages of this Agreement, whether sent to any other party hereto or to such other party’s respective counsel, shall be deemed definitively executed and delivered, and with the same force and effect as if manually signed and delivered, and for all

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purposes whatsoever.

[signature page follows]

IN WITNESS WHEREOF, Nexalin and WIDER have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date and year first above written.

WIDER COM LIMITED

By:
Name:
Title:

Address for Notices:

WIDER COM LIMITED

FLAT/RM E BLK 1 8/F KWUM TONG INDUSTRIAL

CENTRE 472-484 KWUN TONG ROAD

KWUN TONG

Attn:ZHU YUN President and CEO

Tel: +86 17710536623

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Email: patrick-777@vip.163.com

NEXALIN TECHNOLOGY, INC.

By:
Name:
Title:

Address for Notices:

Nexalin Technology, Inc.

1776 Yorktown, Suite 550

Houston, TX 77056

Attn: Mark White, President and CEO

Email: Mark@nexalin-usa.com

Tel.: (281) 830-890 Y6

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Supplementary agreement for the JOINT VENTURE AGREEMENT

In view of the joint venture agreement between NEXALIN and WIDER on 2018-9-21, the two parties agreed to supplement the contents of the original agreement :

Article 1 certain definitions

1.1	Pain is an unpleasant feeling and emotional experience caused by tissue damage or potential damage

1.2	“PM” has the meaning of pain management.

1.3 “PM Distribution Agreement” means, collectively, one or more distribution agreements to be entered into between the JV and other appointed distributors at such time that the distributor obtains all necessary Permits in any of the applicable Territories.

1.4 “PM Clinical Trials” means the clinical trials of Nexalin Products for the treatment of PM in the Territory to be sponsored by the JV.

Article 2 joint venture

2.1 Within days of JV signing this agreement and JV has already opened a Bank A/C, Wider is to inject a capital of US$600,000.00 into the JV by depositing into the JV Bank A/C. The funding is for the PM clinical trials in China. The protocol of the clinical trials must be approved by Nexalin and the JV. Such study should take place at a major university and/or hospital in China and meet international peer review standards. The funding is also to be used for the application to the NMPA for license to market, sales and distribution of the PM products in the territory.

2.2  In consideration of this funding, Nexalin will grant the JV the exclusive distribution rights for the PM products in the territory.

2.3   Nexalin will support the JV in the registration of the PM products to NMPA with timely response on information, permits and documents as requested.

2.4  Nexalin will grant Wider a global exclusive technology license(except in the USA) to manufacture the PM products and sell exclusively to Nexalin and the JV. Wider has no rights at any time under any circumstances to sell the PM products for the treatment of PM to anyone else except Nexalin and JV for the sale and distribution in any such applicable territories. Wider is to add 10% above factory cost before selling to Nexalin and JV. All purchase orders from Nexalin and JV of the PM products should be issued to

Wider for processing. Nexalin will also have to manufacture PM device in USA manufacturer that is registered with FDA to sustain all necessary regulatory and compliance standards in USA.

2.5  Nexalin will provide Wider with all necessary information for the manufacturing of the PM products, including but not limited to the Engineering design, specifications, drawings, 8.0.M, testing protocols, documents and final manufacturing sample.

2.6   Any new patented inventions for the treatment of PM that are developed in connection with any PM clinical trials in China, the JV shall be the record owner of any such inventions described in such patent. Based on any invention patents obtained by PM clinical trials, the JV has the right to register, authorize, produce, sell the intellectual property worldwide that pertains to products established by JV and covered in this contract.

2.7  Except as otherwise provided in this Agreement or any of the other JV Documents, Nexalin may not sell the PM Products in any Territory other than through the JV. It is understood that Nexalin has sold the Nexalin device in the USA and under the CE Mark in Europe for pain. Nexalin may continue to sell the Nexalin device in these territories directly from Nexalin Technology.

2.8  Within 30 days after Wider injected a capital of US$600,000.00 into the JV bank account, Nexalin is to issue 5% of its company non diluted Common Stock to Wider’s shareholders as specified by Wider.

Article 3 MISCELLANEOUS PROVISIONS

3.1 After the entry into force of this agreement, it becomes an integral part of the original contract and has the same legal effect as the original contract.

3.2 Counterpart Execution. This Agreement may be executed in multiple counterparts and by facsimile and/or by e-mail, and all executed counterparts together shall constitute the original instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date(s) as set forth below:

NEXALIN	WIDER

Signed:	Signed:

Print name:	Print name:

Print title:	Print title:

Date (m/d/y):	Date (m/d/y):